UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/01/2005

CAREMARK RX INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-14200

DE	63-1151076
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

211 Commerce Street, Suite 800, Nashville, TN 37201
(Address of Principal Executive Offices, Including Zip Code)

615-743-6600
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

(a) Executive Deferred Compensation Plan

On March 1, 2005, the Board of Directors of Caremark Rx, Inc. (the "Company") approved and adopted that certain Caremark Rx, Inc. Deferred Compensation Plan (the "Plan"), a new non-qualified deferred compensation plan.

The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the "Code"), recently enacted under the American Jobs Creation Act of 2004. Section 409A imposes a number of requirements on non-qualified deferred compensation plans, primarily relating to the timing of elections and distributions. The following is a summary of the terms and conditions of the Plan that are material to the Company.

The Plan, which is effective as of April 1, 2005, is for the benefit of a select group of management or highly compensated employees as selected by the Board of Directors of the Company or such committee as the Board shall appoint (the "Committee"). The Plan provides eligible employees with an opportunity to defer, on a pre-tax basis, a portion of their base salary, including commissions, and all or a portion of their bonus earned each year. Amounts deferred are credited to the participant's bookkeeping account. Amounts are also credited or debited with hypothetical earnings or losses on those deferred amounts based on the participant's selection of a measurement fund.

Distributions may generally be made either as a lump sum or installment payments following the participant's termination of employment due to death, disability or other separation from service. Distributions may also be made on a limited basis and to the extent necessary as a lump sum upon the occurrence of the participant's unforeseeable financial emergency as approved by the Committee.

Benefits under the Plan are paid from the general assets of the Company and are subject to the claims of its creditors and the risk of insolvency. As a result, each participant is a general, unsecured creditor of the Company with respect to amounts the participant has deferred under the Plan. The Company may, by action of the Committee, terminate the Plan; provided, however, such termination shall not affect any participant's right to receive any distribution due under the Plan. The Plan will be interpreted by the Committee in such manner as necessary to comply with the requirements of Code Section 409A and the authority issued thereunder. The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

(b)        2005 Management Incentive Plan

On March 1, 2005, the Board of Directors approved the Caremark Rx, Inc. 2005 Management Incentive Plan (the "2005 Program"). Selected corporate management employees, including certain senior executives of the Company, participate in the 2005 Program as determined by the Compensation Committee of the Board of Directors (the "Compensation Committee").

Each participant in the 2005 Program (a "2005 Participant") has been assigned a target annual cash bonus as a percentage of the 2005 Participant's annual base salary. 2005 Participants may earn their bonuses based on quantitative and qualitative factors as stated in the 2005 Program. The quantitative portion of the bonus will be determined by the Company's achievement of certain financial goals based on established performance targets, as adjusted for certain items. The qualitative portion of the bonus will be determined by the 2005 Participant's achievement of individual and department goals. After the end of 2005, the 2005 Participant's supervisor makes a recommendation of the 2005 Participant's bonus amount based on the 2005 Participant's achievement of goals. The bonus recommendation then can be reduced or increased at the discretion of the CEO of the Company.

Bonuses under the 2005 Program may be awarded with approval of the Compensation Committee, and bonus amounts paid to 2005 Participants may, with proper approval, exceed the target annual cash bonus amount. Any such bonuses are expected to be paid in cash during the first quarter of 2006.

The foregoing description of the 2005 Program is qualified in its entirety by reference to the 2005 Program, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

c) Exhibits

Exhibit No.             Description

---------------                ----------------

EX-10.1    Deferred Compensation Plan, effective April 1, 2005

EX-10.2    Management Incentive Plan for Fiscal Year 2005

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CAREMARK RX INC

Date: March 07, 2005.	By:	/s/ Howard A. McLure
Howard A. McLure
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Deferred Compensation Plan, effective April 1, 2005
EX-10.2	Management Incentive Plan for Fiscal Year 2005